Exhibit 10-z

PACIFIC TELESIS GROUP

EXECUTIVE DEFERRAL PLAN

(Amended as of November 20, 2008)

PACIFIC TELESIS GROUP

EXECUTIVE DEFERRAL PLAN

(Restated as of December 1, 1995)

SECTION 1. Purpose.

The Pacific Telesis Group Executive Deferral Plan (the "Plan") provides certain Officers of the Company with an opportunity to defer compensation and accrue earnings on a pre-tax basis and with an opportunity to receive employer matching contributions that cannot be provided to them under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees ("the Savings Plan") because of the limitations imposed by section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 2. Eligibility to Participate

The following employees are eligible to participate in the Plan:

(A) Officers of Pacific Telesis Group and/or Pacific Bell;

(B) The Officers of any corporate Affiliate of Pacific Telesis Group who are specifically designated to participate by the Board of Directors of Pacific Telesis Group and the Board of Directors of such corporate Affiliate.

Prior to April 1, 1994, certain employees of AirTouch Communications (formerly "PacTel Corporation") were eligible to participate in the Plan, and they retain certain rights to benefits as provided under the Plan.

SECTION 3. Plan Accounts.

3.1     Establishment of Account. An account shall be established for each eligible employee who elects to become a participant in the Plan in accordance with the procedures set forth in Section 4 of the Plan. The account shall be credited with allocations and earnings under Sections 4, 5 and 6 and debited with distributions under Section 7 of the Plan.

3.2     Predecessor Plan Accounts. An employee's account under the Pacific Telesis Group Senior Management Incentive Award Deferral Plan (the "Predecessor Plan") was transferred to this Plan as of January 1, 1985 (the "Effective Date" of this Plan), if the employee was then an eligible employee as provided in Section 2. In such a case, the employee's account under this Plan was credited as of the Effective Date with the amount credited to the employee's account under the Predecessor Plan as of December 31, 1984, and such amount shall bear interest from the Effective Date in accordance with Section 6. Elections regarding distribution made under the Predecessor Plan shall not be affected by the transfer of an employee's account to this Plan.

3.3     No Funding or Assignment. For income tax purposes under the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), it is intended that this Plan constitute an unfunded deferred compensation arrangement. The amounts credited to Plan accounts for employees of each participating Company shall be held in the general funds of such participating Company. All amounts in such accounts, including all Compensation deferred by an employee, shall remain an asset of the participating Company. A participating Company shall not be required to reserve or otherwise set aside funds for the payment of amounts credited to Plan accounts. The obligation of a participating Company to pay benefits under the Plan constitutes a mere promise to make benefit payments in the future, and shall be unfunded as to the employee, whose rights shall be those of a general unsecured creditor. Title to and beneficial ownership of any assets which a participating Company may set aside or otherwise designate to make payments under the Plan shall at all times remain in the participating Company, and the employee shall not have any property interest in any specific assets of a participating Company. The rights of an employee or his or her beneficiary to benefit payments under the Plan are not subject in any manner to assignment, alienation, pledge or garnishment by creditors.

SECTION 4. Deferred Compensation.

4.1     Annual Deferral and Distribution Election. An eligible employee may elect to participate in the Plan prior to the beginning of any calendar year or within 30 days of first becoming eligible to participate in the Plan or a feature of the Plan (with respect to such Plan feature). An employee's election shall direct that compensation in one or more of the following categories (collectively "Compensation") be deferred and credited to an account under the Plan, subject to the limitations and effectiveness prescribed for each category of Compensation, and shall direct that such Compensation, together with all other amounts credited under the Plan with respect to such Compensation under Section 5 (Company Match) and Section 6 (Earnings), shall be distributed in accordance with a distribution option set forth in Section 7.

(A) Salary. An employee may elect to defer part of his or her salary otherwise payable for services performed in a calendar year, but not less than $2,500 nor more than 80% of salary. Such election shall become effective for salary otherwise payable for services performed in the payroll period beginning (i) immediately subsequent to the election, in the case of an employee who makes an election within 30 days of first becoming eligible to participate in the Plan, or (ii) on or after the first day of the calendar year to which the election applies in all other cases. An election related to salary otherwise payable for services performed in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year (or the applicable payroll period for which the election becomes effective, in the case of an election made within 30 days of first becoming eligible to participate in the Plan).

(B) STIP. An employee may elect to defer all or part, but not less than $5,000, of his or her awards under the Short-Term Incentive Plan or Short-Term Incentive Compensation Plan of Pacific Telesis Group or an Affiliate, or a similar or successor plan or program ("STIP"), for services performed in a calendar year and otherwise payable in the calendar year following such calendar year. An election related to the STIP award for services performed in a calendar year shall become irrevocable on the last day prior to the year in which the services are performed.

(C) LTIP. An employee may elect to defer all or part, but not less than $5,000, of his or her awards under the Pacific Telesis Group Senior Management Long-Term Incentive Plan or the similar plan of an Affiliate ("LTIP"), for services performed in a three-year performance period and otherwise payable in the calendar year following such three-year performance period. An election related to the LTIP award otherwise payable for services performed in a three-year performance period shall become irrevocable on the last day prior to the beginning of the three-year performance period applicable to that LTIP award.

(D) Other Awards. An employee may elect to defer all or part of his or her awards under any other bonus, special award, or any other similar form of compensation ("Other Awards") otherwise payable to him or her by a participating Company with respect to services performed in a calendar year. An election related to Other Awards otherwise payable in a calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.

Notwithstanding the foregoing, in no event shall deferrals under the Plan include that portion of Compensation required for all applicable tax, Social Security and employee benefit plan withholding, whether or not such withholding requirement is related to this Plan, and no deferral election made under this Section 4.1 shall be effective with respect to salary or other awards payable during any calendar year after 1995, STIP payable during any calendar year after 1996 and LTIP payable during any calendar year after 1998, except LTIP as may have already been elected for deferral on forms on file as of December 31, 1994.

4.2  Form of Election. Modification or Termination. An employee's election or written notice of modification or termination shall be made in accordance with procedures established by the Plan Administrator, in the form of a document approved by the Plan Administrator, executed by the employee and filed with the Plan Administrator or his or her designee. The Plan Administrator may permit an employee to make a series of annual elections to be effective in future years, in which case such elections shall become irrevocable as provided in Section 4.1. An election which has not become irrevocable may be modified, terminated or reinstated by the employee prior to the time such election would have become irrevocable as provided in Section 4.1. An election with respect to salary, ST1P or her Awards for services performed in a calendar year and/or with respect to LTIP for services performed in a three-year performance period shall be deemed irrevocably terminated when the employee, whether by transfer or termination of employment, ceases to be eligible to participate in the Plan during such calendar year and/or such three-year performance period (as applicable).

4.3  Modification of Irrevocable Election by the Committee. Upon receipt of a written request made by or on behalf of an employee, the Committee in its sole discretion may modify or terminate the employee's election with respect to Compensation otherwise payable in a calendar year as it deems necessary to prevent extreme financial hardship to the employee, notwithstanding that the election has become effective and irrevocable as provided in Section 4.1.

4.4  Allocation to Accounts. Deferred amounts related to Compensation which would otherwise have been paid by a participating Company shall be credited to the employee's account as of the date the Compensation would otherwise have been paid. Deferred amounts related to Compensation which would otherwise have been distributed in Pacific Telesis Group common shares shall be credited to the employee's account as deferred Pacific Telesis Group shares as of the date such Pacific Telesis Group shares would otherwise have been transferred to the employee.

SECTION 5. Company Match.

5.1  Eligibility for Company Match. An employee who (A) elects to defer Compensation under the Plan for a calendar year, and (B) has made the maximum elective deferral under the Savings Plan permitted by section 402(g) of the Code for such calendar year (except to the extent that a further limitation is required by section 401(k)(3) of the Code), shall be eligible to have additional amounts based on Compensation deferred pursuant to this Plan ("Company Match") credited to his or her account hereunder.

5.2  Amount of Company Match. The Company Match credited to an employee's account under this Plan with respect to Compensation deferred during a calendar year shall be equal to

(A) the amount of Compensation deferred into the employee's Plan account, multiplied by

(B) the percentage in effect for that calendar year at which the employee's Basic Contributions to the Savings Plan are matched by employing Company contributions;
provided, however, that the maximum Company Match credited to the employee's account shall not exceed

(C) 6% of the employee's Savings Plan Salary, multiplied by

(D) the percentage in effect for that calendar year at which the employee's Basic Contributions to the Savings Plan are matched by employing Company contributions, reduced by

(E) the total amount of matching Company contributions credited to the employee's account under the Savings Plan.

For purposes of determining the amount of Compensation deferred into the employee's Plan account, deferred Pacific Telesis Group shares shall be valued by multiplying the number of shares deferred by the Price of Pacific Telesis Group common shares on the deferral date.

5.3  Allocation to Account. Until fully credited for the calendar year, and subject to the delay provided in Section 5.4, Company Match shall be credited to an employee's account under this Plan as of each date that deferred Compensation is credited to the employee's account under this Plan.

5.4   Maximum Pre-Tax Savings Plan Deferrals Required. No Company Match shall be credited to an employee's account for a calendar year until the employee has made before-tax contributions under the Savings Plan equal to the maximum elective deferrals permitted under section 402(g) of the Code, as further limited by section 401(k)(3) of the Code. Thereafter, the employee's account shall immediately be credited with an amount equal to the Company Match that would otherwise have been previously credited under Section 5.3.

5.5   Savings Plan Provisions Prevail.. The provisions of this Section 5 shall not limit or affect the application of the provisions regarding matching Company contributions in the Savings Plan, which shall take precedence over the provisions of this Section 5.

SECTION 6.  Earnings on Accounts.

6.1  Interest Allocations to Accounts. Deferred amounts related to Compensation which would otherwise have been paid in cash shall bear interest from the date the Compensation would otherwise have been paid. Interest shall be applied to Company Match credited to an employee's account as if such Company Match had been credited to the employee's account at the same time that the related amounts of Compensation deferred hereunder were credited to the employee's account. The interest credited to an account shall be compounded annually at the end of each calendar year.

6.2  Rate of Interest. The rate of interest to be applied to account balances for a calendar year shall be determined by the Committee from time to time, and promptly communicated to eligible employees in advance of its application, but in no event shall (A) the interest rate be decreased below the average 10-Year Treasury note rate, (B) any reduction apply to interest already credited to Plan accounts for periods prior to the Committee's action, or (C) any interest rate previously guaranteed for a given period and communicated to eligible employees be reduced during such period except as may be equitable in light of any change in applicable law which substantially increases the burden to the participating Companies of paying such guaranteed interest.

6.3   Retroactive Limitation of Interest Accrual in Case of Early Separation. Notwithstanding Section 6.2, an employee whose Separation occurs before he or she attains age 55 will receive interest on all deferred cash Compensation and Company Match based on the average 10-Year Treasury note rate for all years of participation in this Plan, rather than tt rate of interest established by the Committee for any particular calendar year.

6.4   Dividends and Adjustments for Pacific Telesis Group Shares. An employee's account credited with deferred Pacific Telesis Group shares shall be credited on each subsequent dividend payment date for Pacific Telesis Group shares with an amount equivalent to the dividend payable on the number of Pacific Telesis Group common shares equal to the number of deferred Pacific Telesis Group shares in the employee's account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred Pacific Telesis Group shares, determined by dividing such amount by the price of Pacific Telesis Group common shares on the dividend payment date. For purposes of the preceding sentence, the price of Pacific Telesis Group common shares as of a particular date shall be the average of the daily high and low sale prices of Pacific Telesis Group common shares on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such date, or the period of five trading days immediately preceding such date if the NYSE is closed on the date. In the event of any change in outstanding Pacific Telesis Group common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the number of deferred Pacific Telesis Group shares then credited to an employee's account. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

SECTION 7. Distribution.

7.1   Distribution Elections. At the time an eligible employee makes an election to defer Compensation otherwise payable for services performed in a calendar year, the employee also shall make an election with respect to the distribution (during the employee's lifetime and in the event of the employee's death) of such deferred Compensation and Company Match and earnings credited to the employee's Plan account with respect to such deferred Compensation. Subject to the provisions on Hardship distributions in Section 7.6.3 and the provisions on Options for Distribution in the Event of Death in Section 7.3, distribution elections shall become effective and irrevocable at the same times the election to defer such Compensation becomes effective and irrevocable under Section 4.1.

7.2   Options for Distribution During Life. An employee may elect to receive the amounts credited to the employee's account in one payment or in a number of monthly or annual installments (over a period not exceeding 15 years) calculated in accordance with procedures established by the Plan Administrator. As specified by the employee, distributions shall commence as soon as practicable after the first day of the calendar quarter next following the employee's

(A) Separation;

(B) attainment of a specified age between 59 1/2 and 70;

(C) the earlier of attainment of a specified age not less than age 59 1/2 or Separation; or

(D) the earlier of age 70 or a specified number of years (maximum of 5) after Separation.

7.3  Options for Distribution In the Event of Death. An employee may elect that, in the event the employee should die before full payment of all amounts credited to the employee's account, the balance of the deferred account shall be distributed to the beneficiary or beneficiaries designated by the employee

(A) in one payment;

(B) in a number of monthly or annual installments (over a period not exceeding 10 years), calculated in accordance with procedures established by the Plan Administrator; or

(C) by a continuation of the monthly or annual installment distributions elected under Section 7.2.

A single payment or first installment elected under paragraphs (A) or (8) of this Section shall be paid as soon as practicable after the first day of the next calendar quarter beginning after the employee's death. If an employee who has elected to continue installment distributions under paragraph (C) of this Section dies before commencement of such distributions, the distributions shall commence in accordance with the employee's election under Section 7.2, using as any specified age the date the employee would have attained that age if he or she had continued to live. If no election has been made under this Section 7.3, the balance of the deferred account shall be distributed in one payment. If no beneficiary designation has been made, distribution shall be made to the estate of the employee.

At any time an employee who is a participant in the Pacific Telesis Group 1996 Executive Deferred Compensation Plan may revoke all elections made with respect to the time and form of distribution of all remaining amounts credited to the employee's account in the event of death, and make an irrevocable election directing that all remaining amounts credited to the employee's account in the event of death shall be distributed at the same time and in the same manner as such employee has elected with respect to distribution of his or her account under the Pacific Telesis Group 1996 Executive Deferred Compensation Plan in the event of death. At any time an employee who is not a participant in the Pacific Telesis Group 1996 Executive Deferred Compensation Plan may revoke all elections made with respect to the time and form of distribution of all remaining amounts credited to the employee's account in the event of death, and make an irrevocable election directing that all remaining amounts credited to the employee's account in the event of death shall be distributed at the same time and in the same form, in accordance with one of the above methods described in (A), (B) or (C) above. Such election shall be effective upon receipt by the Plan Administrator or his or her designee.

  7.4   Form of Elections. Distribution elections and beneficiary designations shall be made in writing in the form of a document or documents approved by the Plan Administrator, executed by the employee and filed with the Plan Administrator or his or her designee. An employee may designate one or more individuals or a trust as his or her beneficiary, and may change the beneficiary designation at any time, effective upon receipt by the Plan Administrator or his or her designee.

  7.5  Form and Timing of Distribution. Amounts credited to an employee's Plan account as cash plus accumulated interest, less applicable withholding taxes, shall be distributed in cash. Amounts credited as deferred Pacific Telesis Group shares, less applicable withholding taxes, shall be distributed in the form of whole Pacific Telesis Group common shares, plus cash for any fractional share. Installment distributions subsequent to the first installment shall be paid on or about the anniversary date of the first annual installment or on or about the first day of each succeeding month, whichever is applicable, until the entire balance of the employee's Plan account is paid. Account balances held pending distribution shall continue to be credited with interest or additional deferred Pacific Telesis Group shares, as applicable, determined in accordance with Section 6. Monthly distribution payments within a single calendar year will be uniform, but the total amount paid each year will vary with changes in the yield on the account during the prior year.

  7.6  Distributions Not in Accordance with Elections.

   7.6.1  Postponement of Payment. With respect to Plan account balances accrued pursuant to elections filed after February 17, 1993, the Committee may postpone payment of Plan benefits to an employee (A) who, in the year Plan benefits would otherwise be payable, is a "covered employee" for purposes of the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code, and (B) whose compensation for the year in which Plan benefits would otherwise be payable would, but for such postponement, exceed the $1 million limit on deductibility. In addition, notwithstanding an election pursuant to Section 7.2, at the sole discretion of the Committee, in the event an employee's Separation is on account of total and permanent disability, the Committee may postpone payment of benefits to such employee to commence in a year later than the year in which his or her Plan benefits would otherwise be payable, provided that no such postponement shall extend beyond the earlier of (a) 10 years from the date of Separation or (b) the year in which such employee attains age 65.

Notwithstanding the foregoing, the following shall apply with respect to Plan participants who, as of December 31, 2004, were employed by an affiliate of AT&T Inc. and who had not attained age fifty-five (55):

7.6.1 Postponement of Payment.  If the Committee reasonably anticipates that the payment of any or all of an employee’s Plan benefits, if made as scheduled, would not be deductible due to the application of Code Section 162(m), the distribution of such employee’s Plan benefits may be delayed to (A) the end of the employee’s first taxable year in which the Committee reasonably anticipates (or should reasonably anticipate) that the deduction of such payment would not be barred by application of Code Section 162(m), or (B) the 15th day of the third month of the year following the year of the employee’s separation from service; provided, however, this delayed payment provision shall apply only to the extent all payments of non-qualified deferred compensation from plans sponsored by AT&T Inc. (or any affiliate) are similarly delayed.

7.6.2  Immediate Single Payment. Notwithstanding an election pursuant to Section 7.2, at the sole discretion of the Committee the entire amount then credited to the employee's account shall be paid as soon as practicable in a single payment if an employee is involuntarily terminated by his or her Company or becomes employed by a governmental agency having jurisdiction over the activities of Pacific Telesis Group or any of its Affiliates.

Notwithstanding the foregoing, the following shall apply with respect to Plan participants who, as of December 31, 2004, were employed by an affiliate of AT&T Inc. and who had not attained age fifty-five (55):

7.6.2 Immediate Single Payment.  Notwithstanding an election pursuant to Section 7.2, at the sole discretion of the Committee the entire amount then credited to the employee's account shall be paid as soon as practicable in a single payment if an employee becomes employed by a governmental agency having jurisdiction over the activities of Pacific Telesis Group or any of its Affiliates to the extent (A) necessary for any employee in the executive branch of the United States government to comply with an ethics agreement with the Federal government, or (B) reasonably necessary to avoid the violation of an applicable Federal, state or local ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the employee to participate in activities in the normal course of the employee’s position in which the employee would otherwise not be able to participate under an applicable rule).  For purposes of this section, a payment is reasonably necessary to avoid the violation of a Federal, state or local ethics law or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a Federal, state or local ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with Federal, state or local ethics law or conflicts of interest law.

7.6.3 Hardship Distribution. Upon receipt of a written request made by or on behalf of an employee, the Committee in its sole discretion may authorize a Hardship distribution from the employee's Plan account. For purposes of the Plan, "Hardship" means an unanticipated emergency that is caused by an event beyond the control of the employee and that would result in severe financial hardship if early distribution were not permitted. As determined by the Committee in its sole discretion, Hardship may include one or more of the following:

(A) A sudden and unexpected illness or accident of the employee;

(B) Extraordinary and unreimbursed medical or hospital expenses incurred by the employee or a member of his or her family or a relative;

(C) The loss of the employee's property due to casualty; or

(D) Any other similar unforeseeable emergency that is caused by and event beyond the control of the employee and would impose a severe financial hardship if early distribution were not permitted.

A distribution based on Hardship cannot exceed the amount required to meet the immediate financial need created by the Hardship and not reasonably available from other resources of the employee, including reimbursement or compensation by insurance or otherwise. However, an employee shall not be required to request a hardship distribution from the Savings Plan in order to receive a Hardship distribution under this Plan.

Notwithstanding the foregoing, the following shall apply with respect to Plan participants who, as of December 31, 2004, were employed by an affiliate of AT&T Inc. and who had not attained age fifty-five (55):

    7.6.3 Unforeseeable Emergency Distribution.  Upon receipt of a written request made by or on behalf of an employee, the Committee in its sole discretion may authorize a distribution from the employee's Plan account in the event of an unforeseeable emergency. For purposes of the Plan, "unforeseeable emergency" means (A) a severe financial hardship to the employee resulting from an illness or accident of the employee, the employee’s spouse, the employee’s beneficiary, or the employee’s dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)), (B) loss of he employee’s property due to casualty, or (C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee.  As determined by the Committee in its sole discretion, Hardship may include one or more of the following:

(A)	the imminent foreclosure of or eviction from the employee’s primary residence; ;
(B)	the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; or
(C)	the need to pay for the funeral expense of a spouse, a beneficiary, or a dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B))

A distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the employee’s assets, to the extent the liquidation of such assets would not cause severe financial hardship. Distributions based on an unforeseeable emergency cannot exceed the amount reasonably necessary to meet the emergency need (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).  However, an employee shall not be required to request a  hardship distribution or unforeseeable emergency distribution that might be available from the 401(k) plan or other nonqualified deferred compensation plan in which the employee participates.

The following two provisions shall apply with respect to Plan participants who, as of December 31, 2004, were employed by an affiliate of AT&T Inc. and who had not attained age fifty-five (55):

    7.6.4 Distributions to Specified Employees.   Notwithstanding any other provision of the Plan to the contrary (other than Plan Section 7.6.2), if an employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), distribution shall be made in accordance with the employee’s distribution election, provided, however, that no distribution shall be made to such employee on account of separation from service before the date that is six (6) months after the date of separation from service (or, if earlier, the date of death of such employee).

    7.6.5 Distributions Upon Income Inclusion Under Code Section 409A.   Distributions to an employee may commence at any time the Plan fails to meet the requirements of Code Section 409A and the regulations issued thereunder, as applicable to and with respect to such employee; provided, however, the amount of such distribution shall not exceed the amount required to be included in income as a result of the failure to comply with such requirements.

7.7   Payment Obligation. The obligation to distribute benefits under the Plan shall be borne primarily by the last Company to employ an employee in a position eligible to participate in the Plan immediately prior to the distribution. A Company's withdrawal from participation in the Plan shall not affect that Company's liability hereunder. If for any reason the primarily liable Company fails to make timely payment of a amount due under the Plan, Pacific Telesis Group shall be secondarily liable for the obligation. Notwithstanding the foregoing, Pacific Telesis Group shall be solely and exclusively responsible for providing the benefits accrued under the Plan by a Post-Separation AirTouch Employee.

SECTION 8. Administration: Claims and Review Procedures.

8.1     Plan Administrator. The Plan Administrator shall be the Executive Vice President, Human Resources Department of Pacific Telesis Group. The Plan Administrator shall have the authority to administer and interpret the Plan, including sole discretion to determine the rights of an employee or beneficiary under the Plan, and to authorize disbursements under the Plan, except for decisions expressly reserved by the Plan for the Committee or for the Board of Directors of Pacific Telesis Group or of an Affiliate.

8.2     Initial Claim Unnecessary. No claim for benefits shall be required for commencement of distributions in accordance with an employee's election under Sections 7.2 and 7.3 of the Plan. The obligation of a Company to make distributions under the Plan shall not be affected by any action or inaction (on the part of an employee, his beneficiaries or any Company) with respect to amounts owed, including but not limited to the failure to make timely demand, the granting of extensions of time or other indulgences, the failure to make timely payment or the failure to give notices other than those prescribed in Section 8.3.

8.3     Review of Adverse Decisions. An employee or beneficiary who disagrees with a decision by the Plan Administrator relating to the payment of benefits under the Plan may submit a claim requesting Plan benefits in writing to the Committee, which shall respond in writing. A claim shall be deemed denied unless the response is sent within 90 days (or within 180 days, if the Committee extends the time to respond by notifying the claimant in writing of the special circumstances requiring an extension and the date by which the response is expected). If the claim is denied in whole or part, the response shall state (A) the specific reasons, making specific reference to pertinent provisions of the Plan; (B) at additional information, if any, would help perfect the claim for benefits; and (C) what steps the claimant must take to submit the claim for review: Within 60 days after the date of a denial, a claimant may file a written request for the Pacific Telesis Group Board of Directors to review the denial. Notwithstanding Section 8.2 of the Plan, such request for review must be made in a timely manner for the purpose of seeking any further review of a decision or determining any entitlement to a benefit under the Plan. The Board of Directors shall notify the claimant in writing of the review decision, specifying the reasons for the decision and the Plan provisions on which it is based. A claim shall be deemed denied unless the decision on appeal is sent within 60 days (or within 120 days, if the Board extends the time to respond by notifying the claimant in writing). The Plan Administrator, Committee and Board shall retain such right, authority and discretion as are provided or not expressly limited in section 503 of ERISA and the regulations thereunder and, if the Committee denies a claim upon review, the claimant shall have such further rights of review as are provided therein.

SECTION 9. Amendment and Termination.

The Pacific Telesis Group Board of Directors may at any time make changes in the Plan or terminate the Plan, but such changes or termination shall have prospective effect only and shall not adversely affect the rights of any employee, without his or her consent, to any benefit under the Plan to which such employee was entitled prior to the effective date of such change or termination. Any termination of the Plan shall not terminate the deferral of Compensation previously deferred into a Plan account, but may prevent the deferral of Compensation not yet earned and the crediting of Company Match thereon, notwithstanding the employee's prior election to defer such Compensation. Changes in the interest rate applied to account balances which are made by the Committee in accordance with Section 6.2 of the Plan shall not be deemed to be Plan amendments, notwithstanding that they apply to Compensation previously earned and deferred. The Executive Vice President, Human Resources Department of Pacific Telesis Group, with the approval of the Executive Vice President and General Counsel of Pacific Telesis Group, shall be authorized to make minor or administrative changes to the Plan.

SECTION 10. Definitions.

For purposes of this Plan, the following words shall have the meaning so defined unless the context clearly indicates otherwise:

10.1    "Affiliate" as the term relates to Pacific Telesis Group or to AirTouch Communications (formerly "PacTel Corporation"), means a subsidiary of or other entity that controls, is controlled by, or is under common control with Pacific Telesis Group or AirTouch Communications, as the case may be. As used herein, "control" means the possession, directly or indirectly, of the power to direct or use the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

10.2    "AirTouch Group" means AirTouch Communications (or its successor) and its Affiliates immediately after the total and complete separation of AirTouch Communications from Pacific Telesis Group.

10.3     "Committee" shall mean the Compensation and Personnel Committee of the Board of Directors of Pacific Telesis Group.

10.4     "Company" shall mean Pacific Telesis Group, Pacific Bell or any other corporation which is an Affiliate of Pacific Telesis Group. Prior to April 1, 1994, Company also included PacTel Corporation (now "AirTouch Communications") and any other corporation; which was an Affiliate of PacTel Corporation.

10.5     "Effective Date" means January 1, 1985, the effective date of the Plan.

10.6      "Officer' means an officer of a Company, as determined by the Plan
Administrator, but the term shall not include Assistant Secretary, Assistant Treasurer, Assistant Comptroller or any other assistant officer.

10.7      "Post-Separation AirTouch Employee" means an employee who, immediately after the total and complete separation of PacTel Corporation from Pacific Telesis Group, was employed by a member of the AirTouch Group.
10.8      "Savings Plan" means the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees. Prior to April 1, 1994, "Savings Plan" also means the PacTel Corporation Retirement Plan (for employees who were eligible to participate therein).

10.9       "Savings Plan Salary" means "Salary" as defined in the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and, prior to April 1, 1994, "Compensation" as defined in the PacTel Corporation Retirement Plan, whichever is applicable to the employee, without reduction for deferrals of salary under this Plan and without regard to the limit on compensation under section 401(a)(17) of the Code. If an eligible employee is employed by a participating Company for only a portion of a calendar year or is on a leave of absence for a portion of a calendar year, the employee's Savings Plan Salary is prorated to reflect only the period during which the employee was actively employed by a participating Company.

10.10      "Separation" means retirement or termination from all employment with Pacific Telesis Group or its Affiliates. With respect to a Post-Separation AirTouch Employee, "Separation" means retirement or termination from all employment with the AirTouch Group without employment by Pacific Telesis Group or its Affiliates.